EMPLOYMENT AGREEMENT

between

SUREPURE OPERATIONS AG.

(Registration number: CH-170.3.031.362-7)

(“the Company”)

and

STEPHEN MICHAEL ROBINSON

(UK Passport: 706365494)

(“the Executive”)

1	BACKGROUND, APPOINTMENT AND DURATION

1.1	It is noted that the Executive was appointed as a permanent employee of the Company, based in Zug, Switzerland in the position of Chief Financial Officer with effect from 1 August 2008.

1.2	This revision is effective from 1 July 2012.

1.3	The appointment of the Executive shall be of indefinite duration and may be terminated by either party in accordance with the provision of clause 3 below.

2	REPORTING AND DUTIES

2.1	In performing his duties, the Executive shall report to the [CEO and the Board of the Company so often as the Board may require.

2.2	The Executive’s duties shall be determined by the Board from time-to-time and shall include those duties ordinarily associated with the position of CFO. Without limiting the scope of those duties, they shall include (a) establishing a day-to-day working relationship with the company’s international formation, auditing and secretarial advisors, to enable the international expansion of the organisation; and (b) all other tasks and functions as required by the CEO and/or the Board of the company from time-to-time.

2.3	The Executive is expected to use his initiative and experience in determining the appropriate nature and method of performing his duties as Chief Financial Officer, but also undertakes to do everything reasonably requested of him by the CEO or Board and to take all reasonable steps to promote the financial success of the Entities.

3	TERMINATION

3.1	Subject to provisions of law of mandatory character, the Executive’s appointment may be terminated:

3.1.1	On not less than three calendar month’s written notice by the Company

3.1.2	On not less than three calendar month’s written notice by the Executive;

3.2	The Executive undertakes, should he have been appointed as a director or in any similar representative position by the Company and/or any of the Company’s associated, subsidiary and/or holding companies (“the Entities”), and should his employment by the Company terminate for any reason whatsoever, immediately to resign from such office and/or position, by way of delivery of a letter of resignation to the Chairman of the Company.

4	REMUNERATION AND BENEFITS

4.1	As remuneration for the services to be rendered by the Executive to the Company, the Company shall pay for his benefit an annual gross remuneration package (“annual package”) of CHF 396 000 (Three Hundred and Ninety Six Thousand Swiss Francs) per annum,

4.2	In addition to the annual package, the Company shall pay the following to the;

4.2.1	Company contributions for Social Security (including but not limited to AHV , BVG, Swisslife) and other compulsory expenses – based on the Executives annual package - will be paid by the company;

4.2.2	A reimbursive amount equivalent to the cost of three economy class return air-fare tickets for the Executive and his family (Cape Town-Zurich-Cape Town) annually for travel at a mutually agreed time; and

4.2.3	For the period that the Executive operates the SurePure Swiss offices from his home, an amount of CHF 500 per month as an allowance for this.

4.3	In order to facilitate international travel and communications, the Executive will be provided with:

4.3.1	A company supported mobile phone;

4.3.2	Business Class travel on all flights;

4.3.3	Such communication equipment as is required at the Executive’s residence to enable effective communications after hours as required.

4.4	In lieu of the Company purchasing a motor vehicle as defined in the original employment contract, the Company shall reimburse the Executive for an annual First Class Rail Pass for the area from Cham to Zurich Flughafen

4.5	The Executive is at liberty to structure his annual package in a tax efficient manner as determined by him, provided that the structure is approved by the Company and its auditors (such approval to be at the Company’s expense) and does not result in a total cost to the Company in excess of the annual package. Particularly, all contributions, payments and/or charges due and/or payable by the Company regarding the Executive in respect of social security, accident and/or long term incapacity insurance, pension and retirement plans, medical aid and the like shall be paid by the Company, but , except as defined in clause 4.2.2, shall reduce the amount of the annual package by an amount equal to the aggregate of all such contributions, payments and/or charges. The Company shall pay such costs relating to tax advise as well as the costs related to maintaining tax compliance for the Executive.

4.6	The Executive’s annual package will be reviewed by the Board of the Company annually, in November, with a view to granting inflation related or other increases.

4.7	The Executive shall become eligible for consideration to participate in the equity of the Company and/or the Entities, on such terms as the parties may then agree.

5	DISBURSEMENTS INCURRED BY THE EXECUTIVE

5.1	The Company shall refund to the Executive any disbursements made or expenses incurred by the Executive on behalf of the Company and which are authorised or ratified by the Company, and in respect whereof proper substantiating documentation is produced by the Executive.

5.2	Whenever the Executive may be required to fly anywhere in the course of his employment, the Company shall pay for such air travel on a business class basis.

5.3	Payment of all sums of money to the Executive is subject to deduction of such tax related or other amounts as may be required by law.

6	HOURS OF WORK

6.1	The Executive shall be required to keep ordinary office hours and to dedicate all of his professional and management time and skills to the service of the Company.

6.2	The Executive shall also be required to work such additional hours as may be necessary for the proper performance of his services from time-to-time, for which the Executive is not entitled to any additional remuneration.

7	LEAVE

The Executive shall be entitled to take 20 working days annual leave in respect of each completed annual leave cycle, commencing upon the date of his appointment, which leave shall be taken on dates approved by the Board of the Company from time-to-time, in addition to any other absence from work as may be permitted on an ad hoc basis by the CEO of the Company. A maximium of 20 days leave may be carried forward to the next Calander year, unless such excess is approved by the CEO. The excess over 20 days at 30 June 2012 will be foregone.

8	CONDUCT AND DISCIPLINE

The Executive is required to conduct himself in accordance with the reasonable standards required of a person in his position, to use his initiative in determining what conduct is acceptable and to act in accordance with all established Company rules and procedures at all times.

9	CONFIDENTIALITY

9.1	It is recorded that the Executive will, by virtue of his association with the Company and its subsidiaries, become possessed of, and will have access to, the Company’s trade secrets and confidential information (referred to herein for convenience as “the Company’s trade secrets”), including without limitation :

9.1.1.1	the contractual and financial arrangements between the Company and its investors, business partners and associates;

9.1.1.2	the strategic objectives of the Company;

9.1.1.3	details of the Company’s financial and operating structure and results;

9.1.1.4	details of the remuneration paid by the Company to its various employees and their duties;

9.1.1.5	details of patents, trade marks, manufacturing processes of the Company and the like; and

9.1.1.6	other matters which relate to the business of the Company and in respect of which information is not readily available in the ordinary course of business to a competitor of the Company.

9.2	Having regard to the above, the Executive undertakes that in order to protect the proprietary interest of the Company in the Company’s trade secrets –

9.2.1	he will not, during his employment by the Company or at any time thereafter, either use, or directly or indirectly divulge or disclose to others (except as required by the terms and nature of his employment thereunder), any of the Company’s trade secrets;

9.2.2	any written instructions, drawings, notes, memoranda or records relating to the Company’s trade secrets which are made by the Executive or which come into his possession during the period of his employment by the Company, shall be deemed to be the property of the Company and shall be surrendered to the Company on demand and in any event on the termination of the Executive’s employment by the Company, and the Executive will not retain any copies thereof or extracts therefrom;

9.2.3	the Executive will not, either for himself or as the agent of anyone else, persuade, induce, solicit, encourage or procure any employee of the Company to –

9.2.3.1	become employed by or interested in any manner whatever in any business, firm, undertaking or Company (all of which are thereinafter referred to as “any concern”), directly or indirectly in competition with the business carried on by the Company;

9.2.3.2	terminate his employment with the Company;

9.2.4	he shall not furnish any information acquired by him as a result of his employment with the Company to anyone else such that this results in any employee of the Company becoming employed by, or directly or indirectly interested in any manner in, any concern;

9.2.5	he shall not solicit, interfere with, or entice or endeavour to entice away from the Company any person, firm or Company who or which during the period of the agreement or at the date of its termination, was a customer of or was accustomed to dealing with the Company.

10	ADDRESS AND NOTICES

10.1	The parties choose as their formal addresses (“domicilium”) for the purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purpose arising from the agreement, as follows –

10.1.1	the Company -	Dammstrasse 19
CH 6301 Zug Switzerland. ………………………….

10.1.2	the Executive -	stephen.rob@me.com………………………….

10.2	Each of the parties shall be entitled from time-to-time, by written notice to the other, to vary its domicilium to any other physical address.

10.3	Any notice given and any payment made by either party to the other (“the addressee”) which –

10.3.1	is delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being, shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee at the time of delivery;

10.3.2	is posted by prepaid post from an address within Switzerland to the addressee at the addressee’s domicilium for the time being, shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the fourth day after the date of posting;

10.3.3	is transmitted by telefax, confirmed by way of a successful telefax transmission report, to the telefax number of the addressee’s domicilium for the time being, shall be presumed, until the contrary is proved, to have been received by the addressee two hours after the time of transmission.

11	GENERAL

11.1	The agreement constitutes the sole record of the agreement between the parties in regard to the subject matter thereof.

11.2	Neither party shall be bound by any representation, express or implied term, warranty, promise or the like not recorded therein or reduced to writing and signed by the parties or their representatives.

11.3	No addition to, variation, or agreed cancellation of the agreement or any of the appendices thereto shall be of any force or effect unless in writing and signed by or on behalf of the parties.

11.4	No indulgence which either party may grant to the other shall constitute a waiver of any of the rights of the grantor.

11.5	The clause headings in the agreement shall not be used in the interpretation thereof.

Signed at ____________________________________ the 1	day of July 2012

For: Surepure Marketing South Africa (Pty) Ltd

Name: /s/ Guy Kebble
Guy Kebble
who warrants his authority to do so

Signed at ____________________________________ the 1	day of July 2012

/s/ Stephen Robinson
Stephen Robinson

…………………….